Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Celsion Corporation

We hereby consent to the incorporation by reference in this prospectus supplement and the accompanying prospectus as part of a “shelf” registration statement filed on Form S-3 (file No. 333-206789) by Celsion Corporation, of our report dated March 30, 2016 relating to the consolidated financial statements of Celsion Corporation included in Celsion Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

July 11, 2017